EXHIBIT 10.1

BEAVERTON LEASE AGREEMENT

INDUSTRIAL LEASE AGREEMENT

THIS INDUSTRIAL LEASE AGREEMENT (this “Lease”) dated for references purposes only is made between PS, Business Parks, L.P. a California limited partnership (“Landlord”), and Pro-Dex. Inc. a Colorado corporation (“Tenant”), as of September 24, 2007 (the “date of this Lease”).

BASIC LEASE INFORMATION

PREMISES:      Approximately 7,482 rentable square feet commonly known as Suite B-1 15201 NW Greenbrier Parkway, Beaverton, Oregon as depicted on Exhibit A-1.

BUILDING & PROJECT: Approximately 22,920 rentable square feet located at NW Greenbrier Parkway, Beaverton, OR 97006 and commonly referred to as the Ridgeview B Building, as depicted on Exhibit A-2. The Building is a part of the Project commonly referred to as Ridgeview  and contains approximately 93,143 square feet, as depicted and more particularly described on Exhibit A-2. The project is part of the property commonly referred to as Cornell Oaks Corporate Center and contains approximately 688,216 square feet as depicted on Exhibit A-2.

PERMITTED USE:      General office use and laboratory and warehouse purposes for motion control devices.

TERM:    A period of 76 months and 0 days.  Subject to Section 1.02, the Term shall commence on November 1, 2007 (the “Commencement Date”) and, unless terminated early in accordance with this Lease, end on February 28, 2014 (the “Termination Date”).

BASE RENT:

Period of Term	Monthly Base Rent	Annual Base Rent
11-01-07 to 02-29-08	$0.00	$0.00
03-01-08 to 10-31-08	$6,060.00	$72,720.00
11-01-08 to 10-31-09	$6,242.00	$74,904,00
11-01-09 to 10-31-10	$6,429.00	$77,148.00
11-01-10 to 10-31-11	$6,622.00	$79,464,00
11-01-11 to 10-31-12	$6,821.00	$81,852.00
11-01-12 to 10-31-13	$7,026.00	$84,312.00
11-01-13 to 2-28-14	$7,237.00	$86,844.00

ESTIMATED INITIAL MONTHLY OPERATING EXPENSES: $2,244.60 per month, subject to Exhibit D.

SECURITY DEPOSIT: $9,481.60

TENANT’S PROPORTIONATE SHARE OF BUILDING: 32.64% OF PROJECT: 8.0328% OF PROPERTY: 1.0872%

PARKING DENSITY:        Approximately 3.4 unreserved spaces per 1,000 square feet of the Premises, which spaces shall be in common with other tenants of the Project, at no cost to Tenant during for the duration of the Lease.

LANDLORD’S BROKER: Trevor Kafoury
CB Richard Ellis

TENANT’S BROKER:       Josh Schweitz
GVA Kidder Matthews

TENANT’S SIC CODE: 384

ADDRESSES FOR
NOTICES:                          To: Tenant                                      To:  Landlord

                                          151 E. Columbine Avenue                15455 NW  Greenbrier Parkway, Suite 245

                                          Santa Ana, California 92707             Beaverton, Oregon 97006

                                          Attn: Jeff Ritchey                            Attn:     ___________________

                                          FAX: 714-433-7200                                  FAX: 503-629-4821

TENANT’S BILLING ADDRESS if different from Notice Address — same as above

LANDLORD’S REMITTANCE ADDRESS:    PS Business Parks, Pacific NW, PO Box 39000, Dept. #33666,
San Francisco, California 94139

This Lease consists of the foregoing Basic Lease Information, the following Lease provisions consisting of Sections 1 through 28 and Exhibits A-1, A-2, B, C, D and E all of which are incorporated herein by this reference. Defined terms used in this Lease and included in the Basic Lease Information shall have the meanings given them in the Basic Lease information.

1.         Lease of Premises; Compliance with Laws; Surrender.

1.01      Landlord leases to Tenant, and Tenant leases from Landlord, the Premises, upon the terms of this Lease. The Premises are leased “AS IS” except only for the improvements, if any, which are to be constructed by Landlord pursuant to Exhibit B. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the Premises, except as otherwise expressly provided in this Lease. By taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition. The square footages set forth in this Lease are approximate and agreed. For purposes of this Lease, the term “Property” means the Building (as defined above in the Basic Lease information), the Project (as defined above in the Basic Lease Information), and the parcel(s) of land on which they are located and, at Landlord’s discretion, the parking facilities and other improvements, if any, serving the Building, Project and/or the parcel(s) of land on which they are located. if the Project is part of a larger complex of structures, the term “Property” may include the entire complex, where appropriate in Landlord’s reasonable discretion.

1.02      If for any reason Landlord cannot deliver possession of the Premises on the Commencement Date, Landlord will not be subject to any liability nor will the validity of this Lease be affected in any manner. Rather, the actual Commencement Date shall be delayed until delivery of possession in which event the Termination Date shall be extended to include the same number of full calendar months as set forth in the Basic Lease Information (plus any partial first month); provided, in the event delivery of possession is delayed by any act, omission or request of Tenant or any Tenant Entity, then the Premises shall be deemed to have been delivered (and the actual Commencement Date shall occur) on the earlier of the actual date of delivery or the date delivery would have occurred absent the number of days of such delay attributable to Tenant and the Term (as defined above in the Basic Lease Information) shall then be for such number of full calendar months (plus any partial first month). Upon request made by Landlord following the Commencement Date, Tenant shall execute and deliver a commencement letter setting forth the actual Commencement Date, the date upon which the Term shall expire, and such other matters regarding the commencement of this Lease as Landlord shall request. Tenant’s failure to execute and return the commencement letter, or to provide written objection to the statements contained in the commencement letter, within 10 days after the date of the commencement letter shall be deemed an approval by Tenant of the statements contained therein. Notwithstanding the foregoing, if the Commencement Date has not occurred on or before the Outside Date (defined below) due to no fault of Tenant, Tenant, as its sole remedy, may terminate this Lease by giving Landlord written notice of termination on or before the Outside Date. If such a termination notice is so given to Landlord, Landlord shall promptly refund any prepaid rent and Security Deposit previously advanced by Tenant under this Lease so long as Tenant has not previously defaulted under any of its obligations under this Lease or Exhibit B (Tenant Improvements), this Lease shall be null and void and the parties hereto shall have no further responsibilities or obligations to each other with respect to this Lease except with respect to any such defaults and any obligations which survive a termination of this Lease. The “Outside Date” shall mean the date which is 90 days after the later of the date this Lease is properly executed and delivered by Tenant, the data all prepaid rental and the Security Deposit under this Lease is delivered to Landlord, the date the building permit for the Tenant Improvements (as defined in Exhibit B) has been obtained. Landlord and Tenant acknowledge and agree that the Outside Date shall be postponed by the number of days the Commencement Date is delayed due to Tenant Delays (defined in Exhibit B) and events of force majeure as provided in Article 26. Notwithstanding anything herein to the contrary, if Landlord determines in good faith that it will be unable to cause the Commencement Date to occur by the Outside Date, Landlord shall have the right to immediately cease its performance of the Tenant Improvements performed by Landlord and provide Tenant with written notice (the “Completion Date Extension Notice”) of such inability, which Completion Date Extension Notice shall set forth the date on which Landlord reasonably believes that the Commencement Date will occur. Upon receipt of the Completion Date Extension Notice, Tenant shall have the right to terminate this Lease by providing written notice of termination to Landlord within 5 business days after the date of the Completion Date Extension Notice. If Tenant does not terminate this Lease within such 5 business day period, the Outside Date automatically shall be amended to be the date set forth in Landlord’s Completion Date Extension Notice. in addition, if the Commencement Date has not occurred on or before the date that is 180 days following the date that is the rater of the date this Lease is properly executed and delivered by Tenant and the date all prepaid rental and the Security Deposit under this Lease is delivered to Landlord for any reason, Tenant, as its sole remedy, may terminate this Lease by giving Landlord written notice of termination on or before the expiration of such 180 day period. If such a termination notice is so given to Landlord, Landlord shall promptly refund any prepaid rent and Security Deposit previously advanced by Tenant under this Lease so long as Tenant has not previously defaulted under any of its obligations under this Lease or Exhibit B (Tenant Improvements) (provided that such funds shall be retained by Landlord to the extent required to compensate Landlord for damage or loss sustained by Landlord in connection with such default in accordance with Article 18 (Remedies) below), this Lease shall be null and void and the parties hereto shall have no further responsibilities or obligations to each other with respect to this Lease except with respect to any such defaults and any obligations which survive a termination of this Lease.

1.03      If Landlord elects to permit Tenant to enter upon the Premises prior to the Commencement Date for the sole purpose of installing furniture, equipment or other personal property or any other purpose permitted by Landlord other than for the conduct of its business, such early entry shall be at Tenant’s sole risk and shall be subject to all the terms and provisions of this Lease, except that Tenant shall not be required to pay Base Rent or Tenant’s Proportionate Share of Operating Expenses for any days of possession before the Commencement Date during which Tenant, with the approval of Landlord, is in possession of the Premises for the sole purpose of performing improvements or installing furniture, equipment or other personal property. If Tenant takes possession of the Premises before the Commencement Date for any other purpose, such possession shall be subject to the terms and conditions of this Lease, including without limitation, Tenant’s obligation to pay rent hereunder, and the date Tenant takes possession of the Premises shall be deemed to be the Commencement Date,

1.04      Tenant, at its sole expense, agrees to comply with all federal, state and local laws, codes, ordinances, statutes, rules, regulations and other legal requirements (including covenants and restrictions) applicable to the Premises (collectively, “Laws”). Tenant agrees to cause the Premises to comply with all Laws, including by making any changes to the Premises necessitated by any Tenant activity, including but not limited to changes required by (a) any Tenant Improvements or Tenant Alterations (as defined below), or (b) any use of the Premises or Property by Tenant or any Tenant Entity. If any activity of Tenant or any Tenant Entity necessitates changes to the Project other than the Premises, then Landlord shall elect that Landlord accomplish the same at Tenant’s expense or that Tenant accomplish the same at its own expense. In the event that as a result of Tenant’s use, or intended use, of the Premises, the Americans with Disabilities Act or any other Law requires modifications or the construction or installation of improvements in or to the Premises, Building, Project and/or common areas of the Property (as the same are identified from time to time by Landlord for common use) (the “Common Areas”), the parties agree that such modifications, construction or improvements shall be made at Tenant’s expense. As of the date hereof, to Landlord’s actual knowledge, Landlord has not received written notice from any governmental agencies that the Building is in violation of any Laws (including, without limitation, the Americans with Disability Act), which violation has not been cured. For purposes of this Section, “Landlord’s actual knowledge” shall be deemed to mean and limited to the current actual knowledge of Coby Holley, Vice President, at the time of execution of this Lease and not any implied, imputed, or constructive knowledge of said individual or of Landlord or any Landlord Related Parties or any other party related to Landlord and without any independent investigation or inquiry having been made or any implied duty to investigate or make any inquiries; it being understood and agreed that such individual shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby.  Notwithstanding anything to the contrary contained herein, Landlord shall be responsible for correcting any violations of Title III of the Americans with Disabilities Act with respect to the Premises or the Common Areas of the Building; provided that Landlord’s obligation with respect to the Premises shall be limited to violations that arise out of the Tenant Improvements (defined in Exhibit B) performed by Landlord only and/or the condition of the Premises at the execution of this Lease and prior to the installation of any furniture, equipment and other personal property of Tenant; and provided further that Tenant, not Landlord, shall be responsible for the correction of any violations that arise out of or in connection with any claims brought under any provision of the Americans with Disabilities Act other than Title III, the specific nature of Tenant’s business in the Premises, the acts or omissions of Tenant or any Tenant Entity, the arrangement of any furniture, equipment or other property in the Premises, any repairs or Tenant Alterations performed by or on behalf of Tenant (other than the Tenant Improvements performed by Landlord), requirements of any employees of Tenant, and any design or configuration of the Premises specifically requested by Tenant. Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by law. The cost of any such compliance by Landlord shall constitute an Operating Expense hereunder. Landlord or such other person(s) as Landlord may appoint shall have the exclusive control and management of the Common Areas. Landlord shall have the right, in Landlord’s sole discretion, from time to time, (i) to make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of the lobbies, windows, stairways, air shafts, elevators, escalators, restrooms, driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways and utility raceways, (ii) to close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available, (iii) to designate other land outside the boundaries of the Property to be a part of the Common Area, (iv) to add additional buildings and improvements to the Common Areas, and (v) and to do and perform such other acts and make such other changes in, to or with respect to the Common Areas and Property as Landlord may, in the exercise of sound business judgment, deem to be appropriate; provided that such changes do not materially and adversely interfere with the Permitted Use of the Premises.

1.05      Upon expiration or termination of this Lease, Tenant agrees to remove all of Tenant’s personal property from the Premises and return the Premises to Landlord in the same condition as received by Tenant (excepting normal wear and tear) with all removal, repair, and restoration duties of Tenant, including without limitation pursuant to Section 9.04, being fully performed to Landlord’s reasonable satisfaction. Notwithstanding any other provision of this Lease to the contrary, Tenant shall remove at its expense in compliance with the National Electric Code or other applicable Law, at or prior to the expiration or termination of this Lease, all wiring and cabling installed at or about the Premises which shall have been installed by or on behalf of Tenant. Such wiring and cabling shall include but not be limited to (a) wiring and cabling above the ceiling panels, behind or within walls, and under or within floors, and (b) wiring and cabling for voice, data, security or other purposes. If Tenant abandons, vacates, or surrenders the Premises, or is dispossessed by process of Law, or otherwise, any personal property belonging to Tenant left in or about the Premises will, at the option of Landlord, be deemed abandoned and may be disposed of by Landlord at the expense and risk of Tenant.

1.06      Landlord has no duty to provide security for any portion of the Property. To the extent Landlord elects to provide any security, Landlord is not warranting the effectiveness of any security personnel, services, procedures or equipment and Tenant shall not rely on any such personnel, services, procedures or equipment. Landlord shall not be liable for failure of any such security personnel, services, procedures or equipment to prevent or control, or to apprehend anyone suspected of, personal injury or property damage in, on or around the Property.

2.         Base Rent. On or before the first day of each calendar month of the Term, Tenant will pay to Landlord the Base Rent for such month. Base Rent and Additional Rent (defined below) for any first partial month and for the first full calendar month of the Term, together with the Security Deposit, are due and payable upon execution of this Lease.  Monthly rent for any partial calendar month will be prorated. All sums and other charges payable by Tenant to Landlord hereunder shall be deemed rent.  Base Rent and all other amounts required to be paid by Tenant hereunder shall be paid without deduction or offset and without prior notice or demand. All such amounts shall be paid in lawful money of the United States of America and shall be paid to Landlord at the address stated herein or to such other persons or to such other places as Landlord may designate in writing from time to time. Amounts payable hereunder shall be deemed paid when actually received by Landlord.

3.         Additional Rent. Unless otherwise specifically stated in this Lease, any charge payable by Tenant under this Lease other than Base Rent is called “Additional Rent.” The term “rent” whenever used in this Lease means Base Rent, Additional Rent and/or any other charge, fee or monies payable by Tenant under the terms of this Lease. Tenant shall pay Tenant’s Proportionate Share of Operating Expenses in accordance with Exhibit D of this Lease.

4.         Late Charges. If any sum payable by Tenant to Landlord is not received by Landlord on the date due, Tenant shall pay a late charge equal to the greater of (a) $50.00, or (b) 10% or the highest per annum rate of interest permitted from time to time under applicable Law (whichever is less) of the then delinquent amount. A $50,00 handling fee will be paid to Landlord by Tenant for each bank returned check. In the event of a Default, Tenant, at Landlord’s election, shall make all future payments to Landlord by wire or electronic transfer, by cashier’s check or by an automatic payment from Tenant’s bank account to Landlord’s account, in each case without cost to Landlord. The acceptance of late charges and returned check charges by Landlord will not constitute a waiver of any Tenant default nor any other rights or remedies of Landlord.

5.         Security Deposit. Upon Tenant’s execution of this Lease, Tenant will deposit with Landlord the Security Deposit (as defined above in the Basic Lease Information) in the amount specified in the Basic Lease Information as security for Tenant’s full and faithful performance of every provision under this Lease. Landlord will not be required to keep the Security Deposit separate from its general funds. Without limiting or impairing any right Landlord may have or hereafter acquire under this Lease or applicable Law with respect to the Security Deposit, Tenant hereby grants to Landlord a security interest in the Security Deposit. The Security Deposit is not an advance rent payment or a measure of damages under this Lease. If Tenant fails to pay any rent due herein, or otherwise is in default of any provision of this Lease, Landlord may, without waiver of the default or of any other right or remedy, use, apply or retain all or any portion of the Security Deposit for the payment of any amount due Landlord or to compensate Landlord for any loss or damage suffered by Tenant’s default, Within 5 days after written notification by Landlord, Tenant will restore the Security Deposit to the full amount required under this Lease. No part of the Security Deposit shall be considered to be held in trust, to bear interest (except when required by Law) or to be prepayment for any monies to Landlord by Tenant under this Lease. Landlord shall return any unapplied portion of the Security Deposit to Tenant within 45 days after the later to occur of:  (a) determination of the final rent due from Tenant; or (b) the later to occur of the Termination Date or the date Tenant surrenders the Premises to Landlord in compliance with this Lease. Landlord may assign the Security Deposit to a successor or transferee and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit.

6.         Use of Premises.

6.01      The Premises will be used and occupied only for the Permitted Use. Tenant will, at its sole expense, comply with all conditions and covenants of this Lease, and all Laws. Tenant will not use or permit the use of the Premises, the Property or any part thereof, in a manner that is unlawful, diminishes the appearance or aesthetic quality of any part of the Property, creates waste or a nuisance, or causes damage to the Property.  Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Premises nor take or permit any other action in the Premises that would endanger, unreasonably annoy, or interfere with the operations of, Landlord or any other tenant of the Property.  Tenant shall obtain, at its sole expense, any permit or other governmental authorization required for Tenant to legally operate its business from the Premises.  Any animals, excepting guide dogs, on or about the Property or any part thereof are expressly prohibited.

6.02      In the event of any excessive trash in or outside the Premises, as determined by Landlord in its sole discretion, Landlord will have the right to remove such excess trash, charge all costs and expenses attributable to its removal to Tenant and impose fines in the event Tenant fails to remedy the situation.  Tenant will not cause, maintain or permit any outside storage on or about the Property. In the event of any unauthorized outside storage by Tenant or any Tenant Entity, Landlord will have the right, without notice, in addition to such other rights and remedies it may have, to remove any such storage at Tenant’s expense.

7.         Parking. All parking will comply with the terms and conditions of this Lease and applicable Rules and Regulations (as defined in Exhibit C hereto), Tenant will have a non-exclusive privilege on a “first-come, first-served” basis to use Tenant’s Proportionate Share of those parking spaces designated by Landlord for public parking. The parking privileges granted to Tenant are personal to Tenant; Tenant shall not assign or sublet parking privileges.

8.         Utilities and Services.

8.01      Tenant agrees to make all arrangements for, and to pay directly all costs of, utility services supplied to the Premises, including but not limited to, water, gas, heat, light, power, telephone, and sewer. In the event it is not possible for Tenant to obtain separate utility and/or other services, or if Landlord, in its sole discretion, elects to provide any such utility and/or other services to Tenant, such utility and/or other services may, at Landlord’s discretion, be obtained in Landlord’s name, and Tenant will pay Landlord, as Additional Rent, the cost of any utility services provided by Landlord either: (a) through inclusion in Operating Expenses (except for excess usage, which will be paid as a separate charge by Tenant to Landlord); (b) by a separate charge payable by Tenant to Landlord; or (c) by a separate charge billed by the applicable utility company and payable directly by Tenant. Landlord reserves the right to separately meter any such service at Tenant’s expense at any time during the Term.

8.02      Landlord will not be liable or deemed in default, nor will there be any abatement of rent, breach of any covenant of quiet enjoyment, partial or constructive eviction or right to terminate this Lease, for (a) any interruption or reduction of utilities, utility services or telecommunication services, (b) any telecommunications or other company (whether selected by Landlord or Tenant) failing to provide such utilities or services or providing the same defectively, and/or (c) any utility interruption in the nature of blackouts, brownouts, rolling interruptions, hurricanes, tropical storms or other natural disasters. If the Premises, or a material portion of the Premises, are made untenantable for a period in excess of 30 consecutive business days as a result of any failure to furnish, or any interruption, diminishment or termination of services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, utility interruptions or the occurrence of an event of Force Majeure (collectively, a “Service Failure”) that is reasonably within the control of Landlord to correct, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Base Rent and Tenant’s Proportionate Share of Operating Expenses payable hereunder during the period beginning on the 31st consecutive business day of the Service Failure and ending on the day the service has been restored. If the entire Premises have not been rendered untenantable by the Service Failure, the amount of abatement shall be equitably prorated. Tenant agrees to comply with any energy conservation programs required by Law or implemented by Landlord. Landlord reserves the right, in its sole discretion, to designate, at any time, the utility and service providers for Tenant’s use within the Property; no such designation shall impose liability upon Landlord. Tenant has satisfied itself as to the adequacy of any Landlord owned utility equipment and the quantity of telephone lines and other service connections to the “Building’s Point of Demarcation” available for Tenant’s use.

8.03      In the event that Landlord elects, in its sole discretion, to maintain a preventive maintenance/service contract with respect to any heating and air conditioning systems and equipment serving the Premises, and Tenant shall pay to Landlord as Additional Rent, the cost of such contract and any service either as a separate charge payable by Tenant to Landlord or through inclusion in Operating Expenses. Notwithstanding the foregoing, at Landlord’s request at any time during the Term, Tenant shall, at its own cost and expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor approved by Landlord for servicing all heating and air conditioning systems and equipment serving the Premises (and a copy thereof shall be furnished to Landlord). The service contract must include all services suggested by the equipment manufacturer in the operation/maintenance manual and must become effective within 30 days of the date Landlord requires Tenant to obtain and maintain such service contract, Should Tenant fail to do so, Landlord may, upon notice to Tenant, enter into such service contract on behalf of Tenant or perform the work and in either case, charge Tenant the cost thereof along with a reasonable amount for Landlord’s overhead.

8.04      Tenant shall have access to the Building for Tenant and its employees 24 hours per day/7 days per week, subject to the terms of this Lease and such security or monitoring systems as Landlord may reasonably impose, including, without limitation, sign-in procedures and/or presentation of identification cards.

9.         Tenant Improvements; Tenant Alterations; Mechanic’s Liens.

9.01      Any improvements to be constructed in the Premises by Tenant prior to Tenant initially commencing use of the Premises are referred to throughout this Lease as “Tenant Improvements.” All Tenant Improvements will be performed in accordance with the terms and conditions outlined in Exhibit B and also in accordance with the provisions set forth in this Lease, including this Article 9 regarding Tenant Alterations,

9.02      The following provisions apply to “Tenant Alterations” which means and includes (a) any alterations, additions or improvements to the Premises undertaken by or on behalf of Tenant, (b) any utility installations at the Premises undertaken by Tenant, and (c) any repair, restoration, replacement, or maintenance work at the Premises undertaken by or on behalf of Tenant. Tenant shall not commence any Tenant Alteration without first obtaining the prior written consent of Landlord in each instance.  Tenant shall submit such information regarding the intended Tenant Alteration as Landlord may reasonably require, and no request for consent shall be deemed complete until such information is so delivered. The following provisions apply to all Tenant Alterations: (i) Tenant shall hire a licensed general contractor approved by Landlord who, in turn, shall hire only licensed subcontractors; (ii) Tenant shall obtain all required permits and deliver a copy of the same to Landlord. Tenant shall install all Tenant Alterations in strict compliance with all Laws, permits, any plans approved by Landlord, and all conditions to Landlord’s approval; (iii) Unless Landlord elects otherwise, Tenant shall remove each Tenant Alteration at the end of this Lease or Tenant’s right of possession and restore the Premises to its prior condition, all at Tenant’s sole expense; and (iv) Tenant shall deliver to Landlord, within ten (10) days following installation of each Tenant Alteration, (A) accurate, reproducible as-built plans, (B) proof of final inspection and approval by all governmental authorities, (C) complete lien waivers acceptable to Landlord for all costs of the Tenant Alteration, and (D) a copy of a recorded notice of completion. Landlord’s approval of any Tenant Improvements and Tenant Alterations and/or Landlord’s approval or designation of any general contractor, subcontractor, supplier or other project participant will not create any liability whatsoever on the part of Landlord. Tenant shall reimburse Landlord for any sums paid by Landlord for third party examination of Tenant’s plans for any Tenant Alterations and any other costs incurred by Landlord in connection with such Tenant Alterations.

9.03      Tenant shall pay all costs of Tenant Alterations as and when due.  Tenant shall not allow any lien to be filed. Tenant shall obtain advance lien waivers and third-party beneficiary agreements from all contractors, subcontractors, suppliers, and others providing equipment, labor, materials, or services, in the form required by Landlord. If any lien is filed, Tenant shall within 15 days remove such lien. In addition, if any such lien is filed and not removed by Tenant as required hereunder, then, without waiver of any other right or remedy, Landlord shall have the right to cause such lien to be removed by any means allowed by Law. All reasonable sums expended by Landlord in connection with such lien and/or its removal, including attorney fees, shall be immediately due from Tenant to Landlord, together with interest at the rate of 12% or the highest per annum rate of interest permitted from time to time under applicable Law (whichever is less).

9.04      All Tenant Improvements and Tenant Alterations are part of the realty and belong to Landlord. Tenant shall be solely responsible for all taxes applicable to any Tenant Alterations, to insure all Tenant Alterations and to restore the same following any casualty. At any time prior to the expiration or earlier termination of this Lease, Landlord may require, upon 10 days’ prior written notice to Tenant, that Tenant remove all, or any part of the Tenant Improvements and/or Tenant Alterations at its sole cost and expense and repair any damage caused by such removal not later than the expiration or earlier termination of this Lease. Notwithstanding the foregoing, Tenant shall not be required to remove any portion of the Tenant Improvements shown on Exhibit B hereto as of the date of this Lease. Notwithstanding anything to the contrary contained herein, so long as Tenant’s written request for consent for a proposed Tenant Alteration contains the following statement in large, bold and capped font “PURSUANT TO ARTICLE 9 OF THE LEASE, IF LANDLORD CONSENTS TO THE SUBJECT ALTERATION, LANDLORD SHALL NOTIFY TENANT IN WRITING WHETHER OR NOT LANDLORD WILL REQUIRE SUCH ALTERATION TO BE REMOVED AT THE EXPIRATION OR EARLIER TERMINATION OF THE LEASE.”, at the time Landlord gives its consent for any Tenant Alterations, if it so does, Tenant shall also be notified whether or not Landlord will require that such Tenant Alterations be removed upon the expiration or earlier termination of this Lease. Notwithstanding anything to the contrary contained in this Lease, at the expiration or earlier termination of this Lease and otherwise in accordance with the terms and conditions of this Lease, Tenant shall be required to remove all Tenant Alterations made to the Premises except for any such Tenant Alterations which Landlord expressly indicates or is deemed to have indicated shall not be required to be removed from the Premises by Tenant.  If Tenant’s written notice strictly complies with the foregoing and if Landlord fails to so notify Tenant whether Tenant shall be required to remove the subject Tenant Alterations at the expiration or earlier termination of this Lease, it shall be assumed that Landlord shall require the removal of the subject Tenant Alterations. If Tenant fails to perform its obligations in a timely manner, Landlord may perform such work at Tenant’s expense. The provisions of this Article 9 shall survive the expiration or any earlier termination of this Lease.

10.        Repairs.

10.01    Subject to Section 10.02 below, Tenant shall, at all times and at its sole cost and expense, keep all parts of the Premises (including without limitation the Tenant Improvements and Tenant Alterations, windows, glass and plate glass, doors (including, without limitation, overhead and roll up doors), skylights, any special office entries, interior walls and finish work, floors and floor coverings), interior and exterior, and all equipment and facilities within or serving the Premises, in good order, condition and repair regardless of whether the portion of the Premises requiring repairs, or the means of repairing same, are reasonably or readily accessible, and regardless of whether the need for such repairs or maintenance occurs as a result of Tenant’s use, any prior use, vandalism, acts of third parties, Force Majeure (as defined in Article 26 below) or the age of the Premises, reasonable wear and tear excepted. The standard for comparison of condition will be the condition of the Premises as of the original date of Landlord’s delivery of the Premises to Tenant and failure to meet such standard shall create the need to repair. If Tenant does not perform required maintenance or repairs, Landlord shall have the right, without waiver of Default or of any other right or remedy, to perform such obligations of Tenant on Tenant’s behalf, and Tenant will reimburse Landlord for any costs incurred, together with an administrative fee in an amount equal to 10% of the cost of the repairs, immediately upon demand.

10.02    As the Premises constitute a portion of a multiple occupancy Building, Landlord shall perform the repair and maintenance of the roof, exterior walls, exterior areas, foundations and common sewage line plumbing which are otherwise Tenant’s obligation under Section 10.01 above, fire sprinkler system, Common Area fire alarm, utility systems serving the Common Area, the Common Areas and any other maintenance and repair of exterior, structural, and/or common elements which Landlord shall elect, and Tenant shall, in lieu of the obligations set forth under Section 10.01 above with respect to such items, be liable for its Proportionate Share of the expenses so incurred by Landlord; provided, Tenant shall reimburse Landlord for 100% of any such expense incurred by Landlord due to the act or omission of Tenant or any Tenant Entity. Tenant expressly waives the benefit of any statute or other legal right now or hereafter in effect which would otherwise afford Tenant the right to make repairs at Landlord’s expense, whether by deduction of rent or otherwise, or to terminate this Lease because of Landlord’s failure to keep the Property, or any part thereof in good order, condition and repair.

11.        Insurance.

11.01    Tenant will not do or permit anything to be done within or about the Premises or the Property which will increase the existing rate of any insurance on any portion of the Property or cause the cancellation of any insurance policy covering any portion of the Property (including, without limitation, any liability coverage). Tenant will, at its sole cost and expense, comply with any requirements of any insurer of Landlord. Tenant agrees to maintain policies of insurance described in this Article. Landlord reserves the right, from time to time, to require additional coverage (including, flood insurance, if the Premises is located in a flood hazard zone), and/or to require higher amounts of coverage. No insurance policy of Tenant shall have a deductible greater than $5,000.00. Tenant shall maintain the following insurance (“Tenant’s Insurance”): (a) Commercial General Liability Insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum of $1,000,000.00, and not less than $2,000,000.00 in the annual aggregate, covering third-party bodily injury, property damage, personal injury and advertising injury, product/completed operations as applicable, medical expenses and contractual liability. Defense costs will be in addition to the limit of liability.  A combination of a General Liability policy and an umbrella policy or excess liability policy may be used to satisfy this limit; (b) Property/Business Interruption Insurance written on an All Risk or Special Cause of Loss Form, including earthquake sprinkler leakage, at replacement cost value and with a replacement cost endorsement covering all of Tenant’s business and trade fixtures, equipment, movable partitions, furniture, merchandise and other personal property within the Premises, including for which Tenant has repair obligations and any Tenant Improvements and Tenant Alterations performed by or for the benefit of Tenant, No coinsurance provision will apply; (c) Excess Liability in the amount of $2,000,000.00; (d) Workers’ Compensation Insurance in amounts not less than the amounts required by Law; (e) Employers Liability Coverage of at least $1,000,000.00 per occurrence; (f) Automobile Liability coverage of not less than $1,000,000.00 combined single limit including property damage covering Tenant’s owned, non-owned and hired vehicles; and (g) if Tenant uses any part of the Premises or Property to store or to perform work on vehicles, Tenant shall maintain garage, liability insurance in such form and amount as Landlord may require from time to time, but not less than $2,000,000.00. Any company writing Tenant’s Insurance shall be licensed to do business in the state in which the Premises is located and shall have an A.M. Best rating of not less than A-VIII. Tenant will deliver to Landlord (and, at Landlord’s request, to any Mortgagee (as defined in Article 25 below) or to any other third party), simultaneously with its execution of this Lease and thereafter at least 30 days prior to expiration, cancellation or change in insurance, certificates acceptable to Landlord of insurance evidencing, at a minimum, the coverage specified in this Section 11.01. All such certificates shall be in form and substance satisfactory to Landlord, shall affirmatively demonstrate all coverage and requirements set forth in this Lease, shall contain no disclaimers of coverage, and shall include a firm and unconditional obligation to give to Landlord at least 30 days’ prior written notice prior to cancellation or change in any coverage. Tenant hereby assigns to Landlord all its rights to receive any proceeds of such insurance policies attributable to any Tenant Improvements and Tenant Alterations if this Lease is terminated due to damage or destruction. Landlord and the Landlord Related Parties shall be named additional insureds on Tenant’s insurance policies (excluding Workers’ Compensation Insurance); provided, however, that with respect to property insurance covering any Tenant Improvements and Tenant Alterations, Landlord and the Landlord Related Parties shall be loss payee thereunder (and the foregoing designations shall be evidenced on the insurance certificates delivered to Landlord as required hereby). All insurance to be carried by Tenant will be primary to, and non-contributory with, Landlord’s insurance, and there will be no exclusion for cross-liability endorsements and will in addition to the above coverage specifically insure Landlord against any damage or loss that may result either directly or indirectly from any default of Tenant under Article 13 (Hazardous Materials) herein, Any similar insurance carried by Landlord will be non-contributory and considered excess insurance only.

11.02    Tenant will name Landlord (and, at Landlord’s request, any Mortgagee (as defined in Article 25 below) and Landlord’s agents as additional insureds on all insurance policies required of Tenant under this Lease, other than Worker’s Compensation, Employer’s Liability, and Fire and Extended coverage (except on Tenant Improvements or Tenant Alterations to the Premises for which Landlord shall be named loss payee) insuring Landlord and such other additional insureds regardless of any defenses the insurer may have against Tenant and regardless of whether the subject claim is also made against Tenant. All insurance policies carried by Tenant will permit the insured, prior to any loss, to agree with a third party to waive any claim it might have against said third party without invalidating the coverage under the insurance policy, and will release Landlord and the Landlord Related Parties (as defined in Article 24 below), from any claims for damage to any person, to the Property of which the Premises are a part, any existing improvements, Tenant Improvements and Tenant Alterations to the Premises, and to any furniture, fixtures, equipment, installations and any other personal property of Tenant caused by or resulting from, risks which are to be insured against by Tenant under this Lease, regardless of cause. The foregoing shall be evidenced in Tenant’s certificate of insurance,

11.03    Landlord will secure and maintain insurance coverage in such limits as Landlord may deem reasonable in its sole judgment to afford Landlord adequate protection. The premiums for such coverage are “Insurance Premiums” under Exhibit D to this Lease. Any proceeds of such insurance shall be the sole property of Landlord to use as Landlord determines. Tenant will provide, at its own expense, all insurance as Tenant deems adequate to protect its interests.

11.04    Without limiting the effect of any other waiver of or limitation on the liability of Landlord set forth herein, and except as provided in Article 12 below, Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claims, actions or causes of action against the other for any loss or damage with respect to Tenant’s personal property, fixtures and equipment, any Tenant Improvements or Tenant Alterations, the Building, the Premises, or any contents thereof, including rights, claims, actions and causes of action based on negligence, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance. For the purposes of this waiver, any deductible with respect to a party’s insurance shall be deemed covered by and recoverable by such party under valid and collectable policies of insurance. For purposes of this Section 11.04, “Landlord” shall include the Landlord Related Parties.

11.05    Whenever Tenant shall undertake any alterations, additions or improvements in, to or about the Premises, including, without limitation, any Tenant Improvements and/or Tenant Alterations (“Work”) the aforesaid insurance protection must extend to and include injuries to persons and damage to property arising in connection with such Work, without limitation including liability under any applicable structural work act, and such other insurance as Landlord shall reasonably require; and the policies of or certificates evidencing such insurance must be delivered to Landlord prior to the commencement of any such Work.

12.        Waiver of Claims; Indemnification. Except as may otherwise be expressly provided in this Lease, Tenant waives all claims against Landlord and the Landlord Related Parties for any damage to any property in or about the Property, for any loss of business or income, and for injury to or death of any persons, regardless of the cause of any such loss or event (including negligence) or time of occurrence. Except to the extent caused by the gross negligence or willful misconduct of Landlord, Tenant will indemnify, protect, defend and hold harmless Landlord and the Landlord Related Parties from and against all claims, losses, damages, causes of action, costs, expenses and liabilities, including, legal fees, arising out of Tenant’s occupancy of the Premises or presence on the Property, the conduct of Tenant’s business, any default by Tenant, and/or any act, omission or neglect (including violations of Law) of Tenant or its agents, contractors, employees, suppliers, licensees or invitees, successors or assigns (each a “Tenant Entity” and collectively, the “Tenant Entities”). Landlord shall indemnify and hold Tenant harmless from and against any and all claims, liabilities, losses, costs, damages, injuries or expenses, including reasonable attorneys’ and consultants’ fees and court costs, demands, causes of action, or judgments to the extent arising out of or relating to the gross negligence or willful misconduct of Landlord or Landlord’s agents, employees or invitees (subject to the provisions of Section 11.04) However, notwithstanding anything to the contrary contained herein, Landlord shall in no event be liable for (I) injury to Tenant’s business or any loss of income or profit therefrom or for consequential damages or events of Force Majeure (as defined in Article 26), or (ii) sums up to the amount of insurance proceeds received by Tenant (or which would have been received by Tenant under any insurance coverage required to be maintained by Tenant hereunder) for any loss.  The foregoing indemnity by Landlord shall also not be applicable to claims to the extent arising from the negligence or willful misconduct of Tenant or any Tenant Entity. The provisions of this Article 12 shall survive the expiration or earlier termination of this Lease.

13.        Hazardous Materials.

13.01    “Hazardous Materials” will mean any substance commonly referred to, or defined in any Law, as a hazardous material or hazardous substance (or other similar term), including but not be limited to, chemicals, solvents, petroleum products, flammable materials, explosives, asbestos, urea formaldehyde, PCB’s, chlorofluorocarbons, freon or radioactive materials. Tenant will not cause or permit any Hazardous Materials to be brought upon, kept, stored, discharged, released or used in, under or about any portion of the Property by Tenant, or its agents without the prior written consent of Landlord, which consent may be withheld or conditioned in Landlord’s sole discretion; provided, Tenant may bring into the Premises small amounts of Hazardous Materials (such as cleaning products and copy toner) which are readily available to Tenant by unregulated retail purchase if the same are necessary in Tenant’s normal business operations. If Tenant or any Tenant Entity brings any Hazardous Materials to the Premises or Property, with or without the prior written consent of Landlord (without waiver of the requirement of prior written consent), and in executing this Lease Tenant acknowledges and agrees that by its direct or indirect involvement in the introduction of any Hazardous Materials to the Premises or Property, with or without the consent of the Landlord, that Tenant accepts full and complete responsibility for such Hazardous Materials and henceforth on will be considered the Responsible Party as defined by any applicable governmental authority and/or Law. Further, Tenant shall: (a) use such Hazardous Material only as is reasonably necessary to Tenant’s business, in small, properly labeled quantities; (b) handle, use, keep, store, and dispose of such Hazardous Material using the highest accepted industry standards and in compliance with all applicable Laws; (c) maintain at all times with Landlord a copy of the most current MSDS sheet for each such Hazardous Material; and (d) comply with such other reasonable rules and requirements Landlord may from time to time impose, or with any definition of Hazardous Waste or Law as it may be implemented or modified during or after the term of this Lease. Upon expiration or earlier termination of this Lease, Tenant will, at Tenant’s sole cost and expense, cause all Hazardous Materials brought to the Premises or the Property by Tenant or any Tenant Entity, to be removed from the Property in compliance with any and all applicable Laws. Notwithstanding the foregoing, Landlord shall be responsible for Hazardous Materials which exist on, under or within the Property or are located on the Property as of the date Landlord delivers possession of the Premises to Tenant (“Pre-Existing Hazardous Materials”), including without limitation the responsibility for removing, remediating or otherwise mitigating the effects of such Hazardous Materials as may be required by Laws to protect health and safety, or comply with the directions of governmental agencies administering applicable environmental Laws. In addition, Landlord shall comply with all Laws pertaining to and governing the existence, removal, remediation, exposure to and use of Hazardous Materials by Landlord or Landlord’s agents, contractors or employees at the Property; provided, however, that nothing in this Section shall impose upon Landlord any responsibility for the acts or omissions of tenants or any other third parties that occur following the date Landlord delivers possession of the Premises to Tenant or for any existing Hazardous Materials disturbed or exacerbated by Tenant or any Tenant Entity.

13.02    If Tenant or any Tenant Entity violates the provisions of this Article 13, or perform any act or omission which contaminates or expands the scope of contamination of the Premises, the Property, or any part thereof, the underlying groundwater, or any property adjacent to the Property, or violates or allegedly violates any applicable Law, then Tenant will promptly, at Tenant’s expense, take all investigatory and/or remedial action (collectively called “Remediation”), as directed or required by any governmental authority that is necessary to fully clean up, remove and dispose of such Hazardous Materials and any contamination so caused and shall do so in compliance with any applicable Laws. Tenant will also repair any damage to the Premises and any other affected portion(s) of the Property caused by such contamination and Remediation.

13.03    Tenant shall immediately provide to Landlord written notice of any investigation or claim arising out of the use by Tenant or any Tenant Entity of Hazardous Materials at the Property or the violation of any provision of this Article 13, or alleged violation of any Law and shall keep Landlord fully advised regarding the same. Tenant shall provide to Landlord all reports regarding the use of Hazardous Materials by Tenant or any Tenant Entity at the Property and any incidents regarding the same, regardless of whether any such documentation is considered by Tenant to be confidential. Landlord retains the right to participate in any Remediation and/or legal actions affecting the Property involving Hazardous Materials arising from Tenant’s actual or alleged violation of any provision of this Article 13 or Law.

13.04    Tenant will indemnify, protect, defend and forever hold Landlord, its lenders and ground lessor if any, the Landlord Related Parties, the Premises, the Property, or any portion thereof, harmless from any and all damages, causes of action, fines, losses, liabilities, judgments, penalties, claims, and other costs, including, but not limited to, any Landlord Related Parties’ costs incurred during its participation in any Remediation and/or legal actions as specified in 13.03, to the extent arising out of any failure of Tenant or Tenant Entity to observe any covenants of this Article 13.  All provisions of this Article 13 shall survive the expiration of this Lease and any termination of this Lease or of Tenant’s right of possession. Tenant shall not be liable for any cost or expense related to removal, cleaning, abatement or remediation of Hazardous Materials existing in the Premises prior to the date Landlord tenders possession of the Premises to Tenant, including, without limitation, Hazardous Materials in the ground water or soil, except to the extent that any of the foregoing results directly or indirectly from any act or omission by Tenant or any or any Hazardous Materials disturbed, distributed or exacerbated by Tenant or any Tenant Entity.

13.05    As of the date hereof, to Landlord’s actual knowledge, Landlord has not received written notice from any governmental agencies that the Building is in violation of any Laws with respect to Hazardous Materials at the Building or Property. For purposes of this Section, “Landlord’s actual knowledge” shall be deemed to mean and limited to the current actual knowledge of Coby Holley, Vice President, at the time of execution of this Lease and not any implied, imputed, or constructive knowledge of said individual or of Landlord or any Landlord Related Parties or any other party related to Landlord and without any independent investigation or inquiry having been made or any implied duty to investigate or make any inquiries; it being understood and agreed that such individual shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby.

13.06    Landlord will indemnify and hold harmless Tenant from and against any and all fines and reasonable costs and expenses (including reasonable attorneys’ fees) that Tenant may incur due to (a) a clean up, removal, remediation or other response required of Tenant by an appropriate governmental authority to the extent of any Pre-Existing Hazardous Materials at the Premises, or (b) any third party claims that are not insured or required to be insured hereunder by Tenant to the extent resulting from a breach of Landlord’s obligations pursuant to this Article 13 and/or from the introduction, production, use, generation, storage, treatment, disposal, discharge, release or other handling or disposition of any Hazardous Materials on or about the Building and/or the Property by Landlord or its agents, contractors or employees. However, this indemnity provision will not apply to the acts and omissions of Tenant or any Tenant Entity, or any Hazardous Materials introduced to, produced, stored or generated by Tenant or any Tenant Entity at the Building, the Premises and/or the Property, or disturbed, distributed or exacerbated by Tenant or any Tenant Entity.

14.        Landlord’s Access. Landlord, its agents, contractors, consultants and employees, will have the right to enter the Premises at any time in the case of an emergency, and otherwise at reasonable times upon reasonable notice to Tenant to examine the Premises, perform work in the Premises, inspect any Tenant Alterations and/or any Tenant Improvements, show the Premises to prospective Tenants (during the last nine months of the Term) or to lenders, purchasers or other parties, to exercise any right or remedy, or for any other purpose. If reasonably necessary, Landlord may temporarily close all or a portion of the Premises to perform repairs, alterations and additions and Tenant shall not have any right to terminate this Lease or abate rent or assert a claim of partial or constructive eviction because of any such closure.  For each of these purposes, Landlord will at all times have and retain any necessary keys. Tenant will not alter any lock or install new or additional locks or bolts on any door in or about the Premises without obtaining Landlord’s prior written approval and will, in each event, furnish Landlord with a new key. Access by Landlord will not give Tenant the right to terminate this Lease, and will be without abatement of rent or liability on the part of Landlord or any Landlord Related Parties. Notwithstanding the foregoing, if Landlord temporarily closes the Premises in connection with any such entry by Landlord, for a period in excess of 10 consecutive day(s), Tenant, as its sole remedy, shall be entitled to receive a per diem abatement of Base Rent during the period beginning on the 11th consecutive day of closure and ending on the date on which the Premises are returned to Tenant in a tenantable condition. Tenant, however, shall not be entitled to any abatement if the work to be performed is required of Tenant under the terms of this Lease or if the work to be performed or the inspection is required as a result of the acts or omissions of Tenant or any Tenant Entity, including, without limitation, a default by Tenant in its maintenance and repair obligations under this Lease.

15.        Damage or Destruction.

15.01    If the Premises is damaged or destroyed by fire or other casualty, Tenant will immediately give written notice to Landlord of the casualty. Landlord will have the right to terminate this Lease following a casualty if any of the following occur: (a) insurance proceeds actually paid to Landlord and available for use are not sufficient to pay the full cost to fully repair the damage; (b) Landlord determines that the Premises or the Building cannot be fully repaired within 180 days from the date restoration commences; (c) the Premises are damaged or destroyed within the last 12 months of the Term; (d) Tenant is in default of this Lease at the time of the casualty; (e) Landlord would be required under this Lease to abate or reduce Tenant’s rent for a period in excess of 6 months if the repairs were undertaken; or (f) the Property, or the Building in which the Premises is located, is damaged such that the cost of repair of the same would exceed 10% of the replacement cost of the same. If Landlord elects to terminate this Lease, Landlord will be entitled to retain all applicable Tenant insurance proceeds and Tenant shall assign or endorse over to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s insurance, excepting those attributable to Tenant’s furniture, fixtures, equipment, and any other personal property.

15.02    If this Lease is not terminated pursuant to Section 15.01, Landlord will repair the Premises and this Lease shall continue. The repair obligation of Landlord shall be limited to repair of the Premises excluding any Tenant Improvements, Tenant Alterations, and any personal property and trade fixtures of Tenant. During the period of repair, rent will be abated or reduced in proportion to the degree to which Tenant’s use of the Premises is impaired, as determined by Landlord, not to exceed the total amount of rent loss insurance proceeds, directly attributable to Tenant’s Premises, Landlord has received. However, rent will not be abated if Tenant or any of its agents is the cause of the casualty.

15.03    In addition to Landlord’s right to terminate as provided herein, Tenant shall have the right to terminate this Lease if: (a) a substantial portion of the Premises has been damaged by fire or other casualty and such damage cannot reasonably be repaired (as reasonably determined by Landlord) within 60 days after Landlord’s receipt of all required permits to restore the Premises; (b) there is less than 1 year of the Term remaining on the date of such casualty; (c) the casualty was not caused by the negligence or willful misconduct of Tenant or its agents, employees or contractors; and (d) Tenant provides Landlord with written notice of its intent to terminate within 30 days after the date of the fire or other casualty.

16.        Assignment and Subletting.

16.01    Tenant will not, voluntarily or by operation of law, assign, sell, convey, sublet or otherwise transfer all or any part of Tenant’s right or interest in this Lease, or allow any other person or entity to occupy or use all or any part of the Premises (collectively called “Transfer”) without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld. Any Transfer without the prior written consent of Landlord shall be void. Without limiting the generality of the definition of “Transfer,” it is agreed that each of the following shall be deemed a “Transfer” for purposes of this Article 16: (a) an entity other than Tenant becoming the tenant hereunder by merger, consolidation, or other reorganization; and (b) a transfer of any ownership interest in Tenant (unless Tenant is an entity whose stock is publicly traded). Tenant shall provide to Landlord all information requested by Landlord concerning a Transfer. In no event shall Tenant mortgage, encumber, pledge or assign for security purposes all or any part of its interest in this Lease.  Regardless of whether consent by Landlord is granted in connection with any Transfer, no Transfer shall release Tenant from any obligation or liability hereunder; Tenant shall remain primarily liable to pay all rent and other sums due hereunder to Landlord and to perform all other obligations hereunder.  Similarly, no Transfer, with or without the consent of Landlord, shall release any guarantor from its obligations under its guaranty. Upon any assignment or sublease, any rights, options or opportunities granted to Tenant hereunder to extend or renew the Term, to shorten the Term, or to lease additional space shall be null and void. A Transfer to an Affiliate (defined below) in accordance with the following provisions of this Article 16 shall constitute a “Permitted Transfer” hereunder. An “Affiliate” means any entity that (i) controls, is controlled by, or is under common control with Tenant, (ii) results from the transfer of all or substantially all of Tenant’s assets or stock, or (iii) results from the merger or consolidation of Tenant with another entity. “Control” means the direct or indirect ownership of more than 50% of the voting securities of an entity or possession of the right to vote more than 50% of the voting interest in the ordinary direction of the entity’s affairs. Notwithstanding anything to the contrary contained in this Lease, Landlord’s consent is not required for any assignment of this Lease or sublease of all or a portion of the Premises to an Affiliate so long as the following conditions are met: (A) at least 30 days before any such assignment or sublease, Landlord receives written notice of such assignment or sublease (as well as any documents or information reasonably requested by Landlord regarding the proposed Transfer and the transferee); (B) Tenant is not in monetary or material non-monetary default under this Lease; (C) if the Transfer is an assignment or any other Transfer to an Affiliate other than a sublease, the intended assignee assumes in writing all of Tenant’s obligations under this Lease relating to the Premises in form satisfactory to Landlord or, if the Transfer is a sublease, the intended sublessee accepts the sublease in form satisfactory to Landlord; (D) the intended transferee has a tangible net worth, as evidenced by financial statements delivered to Landlord and certified by an independent certified public accountant in accordance with generally accepted accounting principles that are consistently applied, at least equal to the greater of Tenant’s net worth at the date of this Lease or Tenant’s net worth as of the day prior to the proposed Transfer; (E) the Premises shall continue to be operated solely for the Permitted Use; and (F) Tenant shall pay to Landlord the fee set forth above for approving assignments and subleases and all costs reasonably incurred by Landlord or any Mortgagee (as defined in Article 25 of this Lease) for such assignment or subletting, including, without limitation, reasonable attorneys’ fees. No Transfer to an Affiliate in accordance with this subparagraph shall relieve the Tenant named herein of any obligation under this Lease or alter the primary liability of Tenant named herein for the payment of rent or for the performance of any other obligation to be performed by Tenant, including the obligations of any guarantor.

16.02    In the event Landlord consents to a Transfer, the Transfer will not be effective until Landlord receives a fully executed agreement regarding the Transfer, in a form and of substance acceptable to Landlord, any documents or information required by such agreement (including any estoppel certificate and any subordination agreement required by any lender of Landlord), an amount equal to all reasonable attorneys’ fees incurred by Landlord (regardless of whether such consent is granted and regardless of whether the Transfer is consummated) and other reasonable expenses of Landlord incurred in connection with the Transfer, and a Transfer fee in the amount of $250.00.

16.03    Any consideration paid to Tenant for assignment of this Lease, less any reasonable brokerage commissions, legal fees and construction costs paid by Tenant with respect to such assignment, shall be immediately paid to Landlord. In the event of a sublease of all or a portion of the Premises, all rents payable by the subtenant in excess of rents payable hereunder (allocated on a per square foot basis in the event of a partial sublease) shall be immediately due and payable to Landlord; provided, excess rental shall be calculated taking into account straight-line amortization, without interest, of any reasonable brokerage commissions, legal fees and construction costs paid by Tenant in connection with the subject sublease transaction.

16.04    Intentionally Omitted.]

16.05    Upon the occurrence of a Default, if the Premises or any portion thereof are sublet, Landlord may, at its option and in addition and without prejudice to any other remedies herein provided or provided by Law, collect directly from the sublessee(s) all rentals becoming due Tenant and apply such rentals against other sums due hereunder to Landlord.

17.        Default.

Time is of the essence in the performance of all covenants of Tenant. A “Default” is defined as a failure by the Tenant to comply with or perform any of the terms, covenants, conditions or Rules and Regulations under this Lease, including, without limitation, the following:

17.01    Tenant’s failure to make any payment of Base Rent, Additional Rent or any other amount due and payable hereunder when said payment is due, such failure continuing for 5 days after written notice of such failure, as to which time is of the essence, provided that Landlord shall not be required to provide such notice more than twice during the 12 month period commencing with the date of the first such notice. The third failure to pay any such amount within 5 days after said payment is due during such 12-month period shall be a Default hereunder without notice. Such notice shall replace rather than supplement any required statutory notice.

17.02    Landlord discovers that any representation or warranty made by Tenant or any guarantor was materially false when made or that any financial statement of Tenant or of any guarantor of this Lease given to Landlord was materially false.

17.03    Tenant makes any general arrangement or assignment for the benefit of creditors, becomes a “debtor” in a bankruptcy proceeding, is unable to pay its debts or obligations as they occur, or has an attachment, execution or other seizure of substantially all of its assets located at the Property or its interest in this Lease, or any guarantor becomes insolvent, becomes a “debtor” in a bankruptcy proceeding, fails to perform any obligation under its guaranty, or attempts to revoke its guaranty.

17.04    Tenant shall fail to comply with any term, provision or covenant of this Lease other than as specified above in this Article 17 and shall not cure such failure as soon as reasonably possible, but in any event within twenty (20) days (forthwith, if the failure involves a hazardous condition) after written notice of such failure to Tenant provided, however, that such failure shall not be an event of default if such failure could not reasonably be cured during such twenty (20) day period, but Tenant has commenced the cure within such twenty (20) day period and thereafter is diligently pursuing such cure to completion, provided that the total aggregate cure period shall not exceed sixty (60) days. Notwithstanding the foregoing, if Tenant fails to comply with any term, provision or covenant of this Lease more than once during the Term, any subsequent failure to comply with the same term, provision or covenant shall be deemed an event of default if Tenant fails to cure such default within five (5) business days after written notice (rather than the twenty (20) day period provided immediately above); provided, however, that if such failure shall not be an event of default if such failure cannot reasonably be cured during such five (5) business day period, if Tenant has commenced the cure within such five (5) business day period and thereafter is diligently pursuing such cure to completion, but the total aggregate cure period shall not exceed sixty (60) days. The foregoing Tenant cure periods shall in no event apply to any of the following: Tenant’s (i) failure to provide an estoppel certificate when and as required under Section 20 of this Lease, which failure is not cured within 5 days following written notice; (ii) failure to maintain insurance required under Article 11 of the Lease; (iii) failure to vacate the Premises upon the expiration or earlier termination of the Lease; (iv) failure to comply with any obligation under the Lease pertaining to Hazardous Materials; (v) failure to provide a subordination agreement when and as required under Section 25 of this Lease, which failure is not cured within 5 days following written notice; (vi) any other matter provided for in another subparagraph of this Article 17 for which another time limit is provided elsewhere in the Lease.

18.        Remedies of Landlord.

18.01    If Tenant fails to perform any duty or obligation of Tenant under this Lease, Landlord may at its option, without waiver of Default nor any other right or remedy, perform any such duty or obligation on Tenant’s behalf. The costs and expenses of any such performance by Landlord will be immediately due and payable by Tenant upon receipt from Landlord of the reimbursement amount required.

18.02    Upon a Default, with or without notice or demand, and without limiting any other of Landlord’s rights or remedies, Landlord may:

(a)           Terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord, in compliance with Law, may enter upon and take possession of the Premises and remove Tenant, Tenant’s Property and any party occupying the Premises. Tenant shall pay Landlord, on demand, all past due Rent and other losses and damages Landlord suffers as a result of Tenant’s Default, including, without limitation, all Costs of Reletting (defined below) and any deficiency that may arise from reletting or the failure to relet the Premises. “Costs of Reletting” shall include all reasonable costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including, without limitation, legal fees, brokerage commissions, the cost of alterations and the value of other concessions or allowances granted to a new tenant.

(b)           Terminate Tenant’s right to possession of the Premises and, in compliance with Law, remove Tenant, Tenant’s Property and any parties occupying the Premises. Landlord may (but shall not be obligated to) relet all or any part of the Premises, without notice to Tenant, for such period of time and on such terms and conditions (which may include concessions, free rent and work allowances) as Landlord in its absolute discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises.  The re-entry or taking of possession of the Premises shall not be construed as an election by Landlord to terminate this Lease

(c)           Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state wherein the Premises is located.

18.03    In lieu of calculating damages under Section 18.02, Landlord may elect to receive as damages the sum of (a) all rent accrued through the date of termination of this Lease or Tenant’s right to possession, and (b) an amount equal to the total rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at the Prime Rate (defined below) then in effect, minus the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated Costs of Reletting. “Prime Rate” shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the state in which the Building is located.

18,04    If Tenant is in Default of any of its non-monetary obligations under this Lease, Landlord shall have the right to perform such obligations. Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to 10°A of the cost of the work performed by Landlord.  The repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease.  No right or remedy conferred upon or reserved to Landlord in this Lease is intended to be exclusive of any right or remedy granted to Landlord by statute or common law, and each and every such right and remedy will be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity.

18.05    In the event of Default, Landlord agrees to use reasonable efforts to mitigate damages, provided that those efforts shall not require Landlord to relet the Premises in preference to any other space in the Building or to relet the Premises to any party that Landlord could reasonably reject as a transferee pursuant to Article 16.

19.        Condemnation. If the Premises or any portion thereof are taken under the power of eminent domain or sold under the threat of the exercise of said power (collectively, “Condemnation”), this Lease shall terminate as to the part taken as of the date the condemning authority takes title or possession, whichever first occurs. If all or a material portion of the rentable area of the Premises are taken by Condemnation, Tenant may, at Tenant’s option, to be exercised in writing within 15 days after Landlord shall have given Tenant written notice of such taking (or in the absence of such notice, within 15 days after the condemning authority shall have taken possession) terminate this Lease as of the date the condemning authority takes such possession.  Landlord shall also have the right to terminate this Lease if there is a taking by Condemnation of any portion of the Building or Property which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. lf neither party terminates this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent shall be reduced in proportion to the reduction in utility of the Premises caused by such Condemnation. Condemnation awards and/or payments shall be the property of Landlord, whether such award shall be made as compensation for diminution in value of the leasehold, the value of the part taken or for severance damages. Notwithstanding anything to the contrary in this Article 19, Tenant shall have the right to claim separately from the condemning authority such compensation as may be recoverable by Tenant in its own right for the amortized value of leasehold improvements paid for solely by Tenant (except for those Tenant Alterations or Tenant Improvements approved by Landlord and which will become the property of Landlord upon the expiration or termination of this Lease), for Tenant’s personal property and trade fixtures, and for relocation and restoration costs incurred by Tenant, so long as it does not prejudice or reduce Landlord’s claim against or award from the condemning authority.

20.        Estoppel Certificates; Financial Statements.

20.01    Tenant will execute and deliver to Landlord, within 10 days after written request from Landlord, a commercially reasonable estoppel certificate to those parties as are reasonably requested by Landlord (including a Mortgagee or prospective purchaser). Without limitation, such estoppel certificate may include a certification as to the status of this Lease, the existence of any default and the amount of rent that is due and payable. Any such estoppel certificate may be relied upon by Landlord and by any actual or prospective buyer or lender of the Property and any other third party designated by Landlord, If Tenant fails to execute and deliver such estoppel certificate within such 10 day period, such estoppel certificate shall be binding on Tenant as prepared.

20.02    Within 10 days after written request from Landlord, Tenant shall deliver to Landlord such financial statements as Landlord reasonably requests regarding Tenant or any assignee, subtenant, or guarantor of Tenant. Tenant represents and warrants to Landlord that each financial statement is a true and accurate statement in all material respects. At Tenant’s request, Landlord shall enter into Landlord’s standard form of confidentiality agreement with Tenant covering confidential financial information provided by Tenant to Landlord.

21.        Notices. All communications and notices required under this Lease shall be in writing and shall be addressed to the respective address of the receiving party. All notices to Tenant shall be given by reputable overnight courier, U. S. registered or certified mail (return receipt required, postage prepaid), or hand delivery, and shall be deemed received on the date of delivery (or attempted delivery) as evidenced by return receipt. Any notice to Tenant may also be given by posting at the Premises in accordance with the requirements of applicable Laws and shall be effective upon such posting.  At any time during the Term, Landlord or Tenant may specify a different Notice Address (excluding post office boxes) by providing written notification to the other,

22.        Holdover. If Tenant remains in possession of all or any part of the Premises with Landlord’s prior written consent after the expiration or termination of this Lease or of Tenant’s right to possession, such possession will constitute a month-to-month tenancy which may be terminated by either Landlord or Tenant upon 30 days written notice and will not constitute a renewal or extension of the Term.  If Tenant fails to surrender all or any part of the Premises at the termination of this Lease, occupancy of the Premises after termination shall be that of a tenancy at sufferance. Tenant’s occupancy shall be subject to all the terms and provisions of this Lease, and during the first 3 months of any such holdover, Tenant shall pay an amount equal to the sum of 150% of the Base Rent and 100% of the Additional Rent due for the period immediately preceding the holdover, calculated and payable on a per calendar month basis without reduction for partial calendar months. Thereafter, commencing on the first day of the fourth month of any such holdover, Tenant shall pay an amount (on a per calendar month basis without reduction for partial calendar months during the remainder of the holdover) equal to the sum of 200% of the Base Rent and 100% of the Additional Rent due for the period immediately preceding the holdover. No holdover by Tenant or payment by Tenant after the termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover, Tenant shall be liable for all damages (including, without limitation, consequential, indirect and special) that Landlord suffers from the holdover.

23.        Relocation of the Premises. [Intentionally Omitted.]

24.        Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE LESSER OF (A) THE INTEREST OF LANDLORD IN THE PROPERTY, OR (B) THE EQUITY INTEREST LANDLORD WOULD HAVE IN THE PROPERTY IF THE PROPERTY WERE ENCUMBERED BY THIRD PARTY DEBT IN AN AMOUNT EQUAL TO 80% OF THE VALUE OF THE PROPERTY (CALCULATIONS OF EQUITY SHALL BE MADE AS OF THE INITIAL DATE TENANT NOTIFIES LANDLORD OF THE ACTUAL OR ALLEGED DEFAULT OR OTHER CLAIM). TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY OF LANDLORD’S TRUSTEES, MEMBERS, PRINCIPALS, BENEFICIARIES, PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES, MORTGAGEES (AS DEFINED IN ARTICLE 26 BELOW) OR OTHER SECURED PARTIES AND AGENTS (EACH A “LANDLORD RELATED PARTY”). NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND ANY MORTGAGEE(S) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES OR OTHER ENCUMBRANCES ON THE PROPERTY, NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT, FOR PURPOSES HEREOF, “INTEREST OF LANDLORD IN THE PROPERTY” SHALL INCLUDE PROCEEDS FROM THE ARMS-LENGTH SALE OF THE PROPERTY TO A THIRD PARTY (LESS ANY SUMS PAYABLE TO SATISFY ANY MORTGAGES OR OTHER LIENS AGAINST THE PROPERTY), RENTS DUE FROM TENANTS, INSURANCE PROCEEDS AND PROCEEDS FROM CONDEMNATION OR EMINENT DOMAIN PROCEEDINGS (PRIOR TO THE DISTRIBUTION OF SAME TO ANY PARTNER OR SHAREHOLDER OF LANDLORD OR ANY OTHER THIRD PARTY).

25.        Subordination. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”, This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall, within ten (10) days of request therefor, execute a commercially reasonable subordination agreement in favor of the Mortgagee. As an alternative, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease. Notwithstanding the foregoing, upon written request by Tenant, Landlord will use reasonable efforts to obtain a non-disturbance, subordination and attornment agreement from Landlord’s then current Mortgagee on such Mortgagee’s then current standard form of agreement.  “Reasonable efforts” of Landlord shall not require Landlord to incur any cost, expense or liability to obtain such agreement, it being agreed that Tenant shall be responsible for any fee or review costs charged by the Mortgagee. Upon request of Landlord, Tenant will execute the Mortgagee’s form of non-disturbance, subordination and attornment agreement and return the same to Landlord for execution by the Mortgagee. Landlord’s failure to obtain a non-disturbance, subordination and attornment agreement for Tenant shall have no effect on the rights, obligations and liabilities of Landlord and Tenant or be considered to be a default by Landlord hereunder.

26.        Force Majeure. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of the Security Deposit or rent), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”).

27.        Miscellaneous Provisions.

27.01    Whenever the context of this Lease requires, the word “person” shall include any entity, and the singular shall include the plural and the plural shall include the singular. If more than one person or entity is Tenant, the obligations of each such person or entity under this Lease will be joint and several. The terms, conditions and provisions of this Lease will apply to and bind the heirs, successors, executors, administrators and assigns of Landlord and Tenant. No remedy or election hereunder shall be deemed exclusive but shall, whenever possible, be cumulative with all other remedies at law or in equity. Time is of the essence for the performance of each term, condition and covenant of this Lease.

27.02    The captions and headings of this Lease are used for the purpose of convenience only. This Lease contains all of the agreements and conditions made between Landlord and Tenant and may not be modified in any manner other than by a written agreement signed by both Landlord and Tenant. Any statements, promises, agreements, warranties or representations, whether oral or written, not expressly contained herein will in no way bind Landlord and Tenant expressly waives all claims for damages by reason of any statements, promises, agreements, warranties or representations, if any, not contained in this Lease. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by a regional vice president or higher title of Landlord or of Landlord’s management company, and no custom or practice which may develop between the parties during the Term shall waive or diminish the Landlord’s right to enforce strict performance by Tenant of any terms of this Lease. Additionally, regardless of Landlord’s knowledge of a default at the time of such acceptance, the acceptance of rent or any other payment by Landlord will not constitute a waiver by Landlord of any default by Tenant. This Lease is governed and construed in accordance with the laws of the state in which the Premises are located, and venue of any legal action will be in the county where the Premises are located.

27.03    This Lease has been fully reviewed by both parties and shall not be strictly or adversely construed against the drafter. If any provision contained herein is determined to be invalid, illegal or unenforceable in any respect, then (a) such provision shall be enforced to the fullest extent allowed, and (b) such invalidity, illegality, or unenforceability will not affect any other provision of this Lease.

27.04    Except as required under Articles 20 and/or 25 of this Lease, Tenant hereby agrees not to disclose any terms of this Lease without the prior written consent of Landlord. Tenant shall not record this Lease or any short form memorandum hereof.

27.05    All obligations of Tenant under this Lease not fully performed as of the expiration or earlier termination of the Term shall survive the expiration or earlier termination of this Lease.

27.06    Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with this Lease, other than the person(s) listed in the Basic Lease Information. Landlord and Tenant each agree to indemnify the other against all costs, expenses, legal fees and other liability for commissions or other compensation claimed by any other broker or agent by reason of the act or agreement of the indemnifying party. The provisions of this Section 27.06 shall survive the expiration or earlier termination of this Lease.

27.07    The grant of any consent or approval required from Landlord under this Lease shall be proved only by proof of a written document signed and delivered by Landlord expressly setting forth such consent or approval. Unless otherwise specified herein, any such consent or approval may be withheld in Landlord’s sole discretion. Notwithstanding any other provision of this Lease, the sole and exclusive remedy of Tenant for any alleged or actual improper withholding, delaying or conditioning of any consent or approval by Landlord shall be the right to specifically enforce any right of Tenant to require issuance of such consent or approval on conditions allowed by this Lease,

27.08    Tenant agrees to abide by, keep and observe, and shall cause its employees, suppliers, shippers, customers, agents, contractors and invitees to so abide by, keep and observe, all Rules and Regulations set forth in Exhibit C (the “Rules and Regulations”) and all additions and amendments to the same of which Landlord provides written notice to Tenant. Landlord will not be responsible to Tenant for any nonperformance by any other tenant, occupant or invitee of the Property of any said Rules and Regulations. If there is a conflict between this Lease and any rules and regulations enacted after the date of this Lease, the terms of this Lease shall control,

27.09    Tenant will not place any signage on or about the Property, or on any part thereof, without the prior written consent of Landlord which Landlord may withhold or condition in its sole discretion. Notwithstanding the foregoing, Tenant shall be allowed to have standard monument and suite signage, subject to all applicable Laws, in a location mutually agreeable to Landlord and Tenant at Tenant’s sole cost, All Tenant signage will comply with the terms and conditions of this Lease, the all applicable Laws, and sign criteria for the Building as promulgated by Landlord from time to time and the Rules and Regulations and/or other criteria which Landlord may establish from time to time. Landlord shall provide directory signage within the Project at Landlord’s sole cost.

27.10    If, on account of any breach or default by Tenant in Tenant’s obligations under the terms and conditions of this Lease, it shall become necessary or appropriate for Landlord to employ or consult with an attorney or collection agency concerning or to enforce or defend any of Landlord’s rights or remedies arising under this Lease or to collect any sums due from Tenant, Tenant agrees to pay all costs and fees so incurred by Landlord, including, without limitation, reasonable attorneys’ fees and costs. If either party institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Lease, the prevailing party shall be entitled to reimbursement of all of its costs and expenses, including, without limitation, reasonable attorneys’ fees.

27.11    Tenant represents and warrants to Landlord that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant and that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, (i) in violation of any laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.

27.12    Waiver of Jury Trial. THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INVOLVING THE PROPERTY OR ARISING OUT OF THIS LEASE.

27.13    Solely for the purpose of effectuating Tenant’s indemnification obligations under this Lease, and not the benefit of any third parties (including but not limited to employees of Tenant), Tenant specifically and expressly waives any immunity that it may be granted under applicable federal, state or local Worker Compensation Acts, Disability Benefit Acts or other employee benefit acts. Furthermore, the indemnification obligations under this Lease shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable to or for any third party under Worker Compensation Acts, Disability Benefit Acts or other employee benefit acts. The parties acknowledge that the foregoing provisions of this Section have been specifically and mutually negotiated between the parties.

27.14    Landlord represents and warrants that it has full right and authority to enter into this Lease and to perform all of Landlord’s obligations hereunder and that all persons signing this Lease on its behalf are authorized to do so.

28.        Additional Provisions.

28.1      Option To Renew.

(a)        Provided this Lease is in full force and effect and Tenant is not in monetary or material non-monetary default under any of the other terms and conditions of this Lease at the time of notification or commencement, Tenant shall have one (1) option to renew (the “Renewal Option”) the Term of this Lease for a term of five (5) years (the “Renewal Term”), for the portion of the Premises being leased by Tenant as of the date the Renewal Term is to commence, on the same terms and conditions set forth in this Lease, except as modified by the terms, covenants and conditions as set forth below:

(i)            If Tenant elects to exercise the Renewal Option, then Tenant shall provide Landlord with written notice no earlier than the date which is 180 days prior to the expiration of the initial Term of this Lease but no later than the date which is 60 days prior to the expiration of the initial Term of this Lease. If Tenant fails to provide such notice, Tenant shall have no further or additional right to extend or renew the Term of this Lease.

(ii)           The Base Rent in effect at the expiration of the then current Term of this Lease shall be changed to reflect the Prevailing Market (as defined in Section 28.1(d) below) rate. Landlord shall advise Tenant of the new Base Rent for the Premises no later than 30 days after receipt of Tenant’s written request therefor. Said request shall be made no earlier than 30 days prior to the first date on which Tenant may exercise its Renewal Option under this Section 28.1.  Said notification of the new Base Rent may include a provision for its escalation to provide for a change in the Prevailing Market rate between the time of notification and the commencement of the Renewal Term.

(iii)          If Tenant and Landlord are unable to agree on a mutually acceptable rental rate for the Renewal Term not later than 60 days prior to the expiration of the then current Term, then Landlord and Tenant, within 5 days after such date, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Premises during the Renewal Term (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than 105% of the lower of such Estimates, then the Prevailing Market rate shall be the average of the two Estimates. If the Prevailing Market rate is not established by the exchange of Estimates, then, within 7 days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Premises during the Renewal Term. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least 5 years experience within the previous 10 years as a real estate appraiser working in Beaverton, Oregon, with working knowledge of current rental rates and practices. For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

(iv)          Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises. The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant, If either Landlord or Tenant fails to appoint an appraiser within the 7 day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof, If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market rate within 20 days after their appointment, then, within 10 days after the expiration of such 20 day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser (i.e., the arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within 14 days, the arbitrator shall make his or her determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant as the Prevailing Market rate for the Premises. If the arbitrator believes that expert advice would materially assist him or her, he or she may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

(v)           If the Prevailing Market rate has not been determined by the commencement date of the Renewal Term, Tenant shall pay Base Rent upon the terms and conditions in effect during the last month of the initial Term until such time as the Prevailing Market rate has been determined. Upon such determination, the Base Rent for the Premises shall be retroactively adjusted to the commencement of such Renewal Term for the Premises.

(b)        If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, Term, Termination Date and other appropriate terms. Tenant shall execute and return the Renewal Amendment to Landlord within 15 days after Tenant’s receipt of same, but an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.

(c)        Except with respect to a Permitted Transfer, the Renewal Option is not transferable; the parties hereto acknowledge and agree that they intend that the Renewal Option shall be “personal” to Tenant as set forth above and that in no event will any assignee or sublessee have any rights to exercise the Renewal Option.  If the Renewal Option is validly exercised or if Tenant fails to validly exercise the Renewal Option, Tenant shall have no further right to extend the Term of this Lease.

(d)        For purposes of this Renewal Option, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under leases and renewal and expansion amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and buildings comparable to the Building in the 158th Avenue district of the Beaverton, Oregon area as of the date the Renewal Term is to commence, taking into account the specific provisions of this Lease which will remain constant, and may, if applicable, include parking charges. The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes,

(e)        Notwithstanding anything herein to the contrary, the Renewal Option is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof.

28.2      Right of First Offer.

(a)        Provided there exists no monetary or material non-monetary default under the terms, covenants and conditions of this Lease, Tenant shall have the one time right of offer (the “Offer Right”) to lease the approximately 5,316 rentable square feet of space commonly known as Suite B-2 on the first floor of the Building and shown on the demising plan attached hereto as Exhibit E. Tenant’s Offer Right shall be exercised as follows: at any time after Landlord has determined that the existing tenant in the subject portion of the Offer Space will not extend or renew the term of its lease for such Offer Space (but prior to leasing such Offer Space to a party other than the existing tenant), Landlord shall advise Tenant (the “Advice”) of the terms under which Landlord is prepared to lease such Offer Space to Tenant for the remainder of the Term, which terms shall reflect the Fair Market (hereinafter defined) rate for such Offer Space as reasonably determined by Landlord, Tenant may lease such Offer Space in its entirety only, under such terms, by delivering written notice of exercise to Landlord (the “Notice of Exercise”) within 7 days after the date of the Advice.

(b)        Notwithstanding the foregoing, Tenant shall have no Offer Right with respect to the Offer Space and Landlord need not provide Tenant with an Advice, if: (i) Tenant is in monetary or material non-monetary default under this Lease at the time that Landlord would otherwise deliver an Advice; (ii) the Premises, or any portion thereof, is sublet at the time Landlord would otherwise deliver an Advice; (iii) this Lease has been assigned prior to the date Landlord would otherwise deliver an Advice; (iv) Tenant is not occupying the Premises on the date Landlord would otherwise deliver an Advice; (v) the Offer Space is not intended for the exclusive use of Tenant during the Term; or (vi) the existing tenant in the Offer Space is interested in extending or renewing its lease for the Offer Space or entering into a new lease for the Offer Space.

(c)        The term for the Offer Space shall commence upon the commencement date stated in the Advice and thereupon the Offer Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice shall govern Tenant’s leasing of such Offer Space and only to the extent that they do not conflict with the Advice, the terms and conditions of this Lease shall apply to such Offer Space. Tenant shall pay Base Rent and Additional Rent for the Offer Space in accordance with the terms and conditions of the Advice, which terms and conditions shall reflect the Fair Market rate for the Offer Space as determined in Landlord’s reasonable judgment.

(d)        The Offer Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of such Offer Space or as of the date the term for such Offer Space commences, unless the Advice specifies any work to be performed by Landlord in such Offer Space, in which case Landlord shall perform such work in such Offer Space. If Landlord is delayed delivering possession of the Offer Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for such Offer Space shall be postponed until the date Landlord delivers possession of such Offer Space to Tenant free from occupancy by any party.

(e)        The rights of Tenant hereunder with respect to the Offer Space shall terminate on the earlier to occur of:  (i) 12 calendar months prior to the expiration of the initial Term of this Lease (ii) the date Landlord would have provided Tenant written notice of the Offer Right as described herein above if Tenant had not been in violation of one or more of the conditions set forth in subparagraph (b) above; and (iii) Tenant’s failure to exercise its Offer Right within the 5 day period provided in subparagraph (a) above.

(f)        Notwithstanding anything herein to the contrary, Tenant’s Offer Right is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof.

(g)        For purposes of this Offer Right, “Fair Market” shall mean the annual rental rate per square foot for space comparable to the Offer Space in the Building and office buildings comparable to the Building in the 158th Avenue district of the Beaverton, Oregon area under leases and renewal and expansion amendments being entered into at or about the time that Prevailing Market is being determined, giving appropriate consideration to tenant concessions, brokerage commissions, tenant improvement allowances, existing improvements in the space in question, and the method of allocating operating expenses and taxes. Notwithstanding the foregoing, space leased under any of the following circumstances shall not be considered to be comparable for purposes hereof: (i) the lease term is for less than the lease term of the Offer Space, (ii) the space is encumbered by the option rights of another tenant, or (iii) the space has a lack of windows and/or an awkward or unusual shape or configuration. The foregoing is not intended to be an exclusive list of space that will not be considered to be comparable.

28.3      Landlord Default. Landlord’s failure to perform any of its obligations under this Lease shall constitute a default under this Lease if such failure is actually a failure of an express obligation of Landlord under this Lease (as reasonably and mutually determined by Landlord and Tenant) and continues for 30 days after written notice of such failure, provided that if such failure is not capable of being cured within such 30 day period through no fault of Landlord, such failure shall not constitute an event of default by Landlord hereunder so long as Landlord undertakes to cure the failure within such 30 day period and thereafter diligently attempts to complete the cure as soon as reasonably possible, Landlord shall notify Tenant in writing if Landlord objects to Tenant’s claim of a Landlord default and such notification shall provide reasonable detail of Landlord’s objection.

[SIGNATURE PAGE TO FOLLOW]

Submission of this Lease for examination and signature by Tenant is not an offer to lease and does not create a reservation or option to lease. This Lease will become effective and binding only upon full execution and delivery by both Tenant and Landlord. THIS LEASE, WHETHER OR NOT EXECUTED BY TENANT, IS SUBJECT TO ACCEPTANCE BY LANDLORD, ACTING BY ITSELF OR BY ITS AGENT BY THE SIGNATURE ON THIS LEASE OF ITS SENIOR VICE PRESIDENT, ASSISTANT VICE PRESIDENT OR REGIONAL MANAGER AND DELIVERY OF AN ORIGINAL OF SUCH, SIGNATURE TO TENANT,

Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

PS Business Parks L.P.

a California limited partnership

By PS Business Parks, Inc., its general partner

By:       /s/ Coby Holley

       Coby Holley, Vice President

Date:

         EXECUTION DATE

            Landlord Fed. ID #95-4609260

TENANT:

Pro-Dex, Inc. a Colorado corporation,

a Colorado corporation

By:       /s/ Jeff Ritchey

Name: Jeff Ritchey
Title:  CFO

Tax ID Number (SSN or FEIN):

84-1261240